Exhibit 10.1d

AMENDMENT NO. 3 AND AGREEMENT dated as of August 23, 2006 (this “Amendment”), with respect to the Amended and Restated Credit Agreement dated as of February 9, 2005 as amended by Amendment No. 1 and Agreement dated as of December 22, 2005 and Amendment No. 2 and Agreement dated as of March 6, 2006 (as so amended, the “Credit Agreement”), among Atlantic Broadband Finance, LLC, a Delaware limited liability company (the “Borrower”), Atlantic Broadband Holdings I, LLC (“Holdings”), the Subsidiary Guarantors listed on the signature pages thereto, the several lenders from time to time party thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as Sole Lead Arranger and Book Runner, Merrill Lynch, Pierce, Fenner & Smith Incorporated as Syndication Agent and Société Générale as Administrative Agent. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Suisse Securities (USA), LLC are acting as Joint Lead Arrangers with respect to the Requested Incremental Term Commitments (defined below) (the “Joint Lead Arrangers”).

A. The Borrower has requested that the Required Lenders agree to amend certain provisions of the Credit Agreement as set forth herein in connection with Borrower’s acquisition, through its subsidiary, Atlantic Broadband (SC), LLC, of substantially all of the assets comprising G Force LLC’s (“G-Force”) cable television systems operated in the State of South Carolina (the “G-Force Acquisition”).

B. The Required Lenders are willing so to amend such provisions of the Credit Agreement pursuant to the terms and subject to the conditions set forth herein.

C. To in part finance the G-Force Acquisition, the Borrower has requested $50,000,000 in Incremental Term Commitments that are Tranche B-1 Term Loan Commitments (the “Requested Incremental Term Commitments”) as set forth herein.

D. The Lenders party hereto as Incremental Term Lenders are willing to provide the Requested Incremental Term Commitments pursuant to the terms and subject to the conditions set forth herein.

E. Capitalized terms used and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

SECTION 1. Amendments to subsection 1.1.

A.	The definition of “Adjusted Capital Expenditures” is hereby amended by deleting it in its entirety and substituting the following therefor:

“Adjusted Capital Expenditures”: with respect to any Person, for any four consecutive quarter period, the aggregate amount of Capital Expenditures made by such Person as adjusted such that for the purposes of this definition, the aggregate amount of Capital Expenditures made by such Person in respect of equipment located (or intended to be located once put to use) on the premises of a customer of Borrower or any of its Qualified Subsidiaries shall be no more than $15,000,000 for such period; provided that one-time Capital Expenditures made by such Person in respect of (a) implementing digital voice, video-on-demand and wireless fidelity products and services, (b) integrating and upgrading systems acquired through the Harron, Milestone, Flood City, Detwiler, Limestone or Shaner Acquisitions, and (c) integrating and upgrading systems acquired through the G-Force Acquisition, in each case shall be excluded for purposes of this definition; provided further that the amount of Capital Expenditures excluded pursuant to clause (b) of the first proviso of this definition shall not exceed $6,000,000 in the aggregate and the amount of Capital Expenditures excluded pursuant to clause (c) of the first proviso of this definition shall not exceed $6,600,000 in the aggregate.”

B.	The definition of “Agents” is hereby amended by including therein “, the Joint Lead Arrangers” after the word “Arrangers”.

C.	The definition of “Aggregate Incremental Term Commitment” is hereby amended by deleting it in its entirety and substituting the following therefor:

“at any time, the sum of the amount of all Incremental Facilities consisting of Incremental Term Commitments (whether or not terminated) at such time other than the GF Incremental Term Commitment, in an initial amount equal to zero, as such amount may be increased pursuant to subsection 2.1(e) to an aggregate amount which may not exceed $100,000,000.”

D.	The definition of “Capital Expenditures” is hereby amended by deleting clause (ii) thereof in its entirety and substituting the following therefor:

“(ii) any expenditures made in connection with Permitted Acquisitions, the G-Force Acquisition, an acquisition of the Systems or any portions thereof pursuant to the Asset Purchase Agreement or an acquisition of the G-Force Systems or any portion thereof pursuant to the G-Force Asset Purchase Agreement.”.

E.	Clause (c) of the definition of “Majority Facility Lenders” is hereby amended by deleting it in its entirety and substituting the following therefor: “(c) with respect to the Term B-1 Loan Facility, the holders of in excess of 50% of the Tranche B-1 Term Loans and aggregate Tranche B-1 Term Loan Commitments then outstanding and”.

F.	The definition of “Mortgaged Properties” is hereby amended by deleting the word “and” between clauses (a) and (b), inserting a “,” in its place and inserting at the end thereof the following: “and (c) solely upon consummation of the G-Force Acquisition and the making of the Tranche B-1 Term Loans in connection therewith, any Real Property listed on Schedule 6.3(g) to the Third Amendment.”.

G.	The definition of “Pro Forma Basis” is hereby amended by deleting it in its entirety and substituting the following therefor:

“(a) following (i) the acquisition of the System or any portion thereof pursuant to the Asset Purchase Agreement, (ii) any Permitted Acquisition, (iii) the G-Force Acquisition or an acquisition of the G-Force Systems or any portion thereof pursuant to the G-Force Asset Purchase Agreement or (iv) any sale, transfer, lease or other disposition of assets outside of the ordinary course of business permitted by subsection 8.5 during the relevant periods, Consolidated EBITDA and Consolidated Interest Expense for the relevant periods shall be calculated only after giving pro forma effect thereto, as if such acquisition, Permitted Acquisition, the G-Force

Acquisition, or sale, transfer, lease or other disposition of assets (and, in each case, any related incurrence, repayment or assumption of Indebtedness, with any new Indebtedness being deemed to be amortized over the relevant period in accordance with its terms, and assuming that any Revolving Credit Loans borrowed in connection with such acquisition are repaid with excess cash balances when available) had occurred on the first day of the relevant period for determining Consolidated EBITDA or Consolidated Interest Expense, (b) any pro forma calculations under clause (a) of this definition may include operating and other expense reductions and other adjustments resulting from any such transaction that is being given pro forma effect to the extent that such operating and other expense reductions and other adjustments are (x) in the case of clause (i), reflected in the Consolidated EBITDA set forth in the proviso of the definition of “Consolidated EBITDA” or of the type listed on Schedule III and (y) in the case of clause (ii), of the type listed on Schedule III or otherwise appropriate in the commercially reasonable judgment of the Borrower given the facts and circumstances of the transaction in amounts consistent with actual experience or the adjustments referred to in clause (x), all reasonably acceptable to the Administrative Agent and (c) any pro forma calculations under clause (a) of this definition with respect to the G-Force Acquisition shall give effect to all Rate Increases as if they had occurred on the first day of the second fiscal quarter of 2006.”

H.	The definition of “Security Agreement” is hereby amended to correct a typographical error by deleting the phrase “February 29, 2004” therein and replacing it with the phrase “March 1, 2004”.

I.	The following new definitions shall be inserted in subsection 1.1 in alphabetical order:

“GF Incremental Term Commitment”: with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan that is a Tranche B-1 Term Loan hereunder after the Third Amendment Date in the amount set forth on Schedule I to the Third Amendment, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its GF Incremental Term Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to subsection 4.3 and (b) adjusted pursuant to subsection 11.6(c); collectively, as to all GF Incremental Term Lenders, the “GF Incremental Term Commitments”. The aggregate principal amount of the GF Incremental Term Commitments on the Third Amendment Date is $50,000,000. GF Incremental Term Commitments are Incremental Term Commitments and shall also constitute, without duplication of amount, Tranche B-1 Term Loan Commitments.

“GF Incremental Term Lender”: each Lender that has a GF Incremental Term Commitment. GF Incremental Term Lenders are Incremental Term Lenders and, once the Tranche B-1 Term Loans are made in respect of the GF Incremental Term Commitment, shall also constitute Tranche B-1 Lenders.

“G-Force”: G-Force LLC, a North Carolina limited liability company.

“G-Force Acquisition”: the acquisition, by Borrower or one of its wholly owned Subsidiaries, of substantially all of the assets comprising the G Force System.

“G-Force Acquisition Closing Date”: the date on which the G-Force System is acquired by Atlantic Broadband (SC), LLC in accordance with the terms of the G-Force Acquisition Documents.

“G-Force Acquisition Documents”: the G-Force Asset Purchase Agreement and all other documents listed on Schedule 6.3(a) to the Third Amendment, each as amended; provided that such amendment shall not be materially adverse to the Lenders without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

“G-Force Asset Purchase Agreement”: the Asset Purchase Agreement dated as of July 13, 2006 among G Force, Atlantic Broadband (SC), LLC, a Delaware limited liability company and, solely for purposes of Article VII thereof, Borrower, as amended; provided that such amendment shall not be materially adverse to the Lenders without the consent of the Administrative Agent, which consent shall not be unreasonably withheld.

“G-Force System”: the cable television reception and distribution system owned and operated in the conduct of the cable television business and all of the activities and operations ancillary thereto, including the provision of cable modem Internet access services, advertising and services and other income generating businesses, conducted or carried on in South Carolina.

“Joint Lead Arranger” as defined in the Third Amendment.

“Rate Increase”: the increase in per-subscriber fees charged by G-Force implemented during the third fiscal quarter of 2006.

“Third Amendment”: the third amendment and agreement dated August 23, 2006 to the Agreement.

“Third Amendment Date”: August 23, 2006.

SECTION 2. Amendment to subsection 2.1(a). Subsection 2.1(a) is hereby amended by deleting it in its entirety and substituting therefor:

“Subject to the terms and conditions hereof, (x) each Tranche B-1 Lender (other than a GF Incremental Term Lender) severally agrees to make a loan in Dollars (individually, a “Tranche B-1 Term Loan”; and collectively, the “Tranche B-1 Term Loans”) to Borrower on the Amendment and Restatement Date, in an aggregate principal amount equal to such Lender’s Tranche B-1 Term Loan Commitment (it being understood that Tranche B Term Loan Lenders under the Original Credit Agreement that execute and deliver the Amendment Agreement are converting their Tranche B Loans under the Original Credit Agreement into Tranche B-1 Term Loans hereunder), (y) each GF Incremental Term Lender severally agrees to make an Incremental Term Loan (in a single drawing) that is also a Tranche B-1 Term Loan in Dollars after the Third Amendment Date upon satisfaction or waiver of the conditions set forth in subsection 6.3, and (z) each Lender making an Incremental Term Commitment (other than a GF Incremental Term Lender) severally agrees to make a Loan to Borrower on the date of an Incremental Loan Amendment therefor, in an aggregate principal amount equal to such Lender’s Incremental Term Commitment (collectively and together with the GF Incremental Term Loans, the “Incremental

Term Loans”; and together with the Tranche A Term Loans and the Tranche B-1 Term Loans made on the Amendment and Restatement Date, the “Term Loans”).”.

SECTION 3. Amendment to subsection 2.1(e). Subsection 2.1(e) is hereby amended by deleting it in its entirety and substituting the following therefor: “So long as no Default or Event of Default has occurred and is continuing, at any time and from time to time after June 30, 2004, Borrower may request pursuant to the procedure set forth in, and in accordance with the terms of, subsection 4.18, the addition of an Incremental Facility consisting of an increase to the existing Revolving Credit Facility (an “Incremental Revolving Loan”), Tranche A Term Loans or Tranche B-1 Term Loans or a new tranche of Term Loans; provided, however, that Borrower may not make a request for any Incremental Facility if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments, Incremental Term Loans and unused Incremental Term Commitments (excluding the GF Incremental Term Commitments and any Tranche B-1 Term Loans made in connection therewith) would exceed $100,000,000; provided, further, that Borrower may not make a request for an Incremental Facility in respect of a Revolving Loan or a Tranche A Term Loan if after giving effect thereto the sum of all then outstanding Incremental Revolving Loans, unused Incremental Revolving Commitments and Incremental Term Loans and unused Incremental Term Commitments in respect of Tranche A Loans would exceed $25,000,000. Each Incremental Facility shall:

(A) be in an amount not less that $10,000,000;

(B) have such pricing as may be agreed by Borrower and the Lenders providing such Incremental Loans pursuant to the provisions of this subsection 2.1(e) and subsection 4.18; and

(C) except as specifically provided in the applicable Incremental Loan Amendment, this subsection (C) and subsection (B) above or in subsection 4.18, otherwise have all of the same terms and conditions as the Revolving Credit Loans (if such Incremental Loans are Incremental Revolving Loans), the Tranche A Term Loans (if such Incremental Loans are Tranche A Term Loans) or the Tranche B-1 Term Loans (if such Incremental Loans are Tranche B-1 Term Loans); provided that notwithstanding anything to the contrary contained herein, the maturity date of the Incremental Term Loans shall be the Incremental Term Maturity Date.

Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment (or in the case of the Incremental Loan Amendment covering the GF Incremental Term Commitment, the making of Tranche B-1 Term Loans in accordance therewith) shall be subject to the receipt by the Administrative Agent of a certificate of Borrower executed by a Responsible Officer of Borrower certifying that immediately prior to and after giving effect to the incurrence of the Incremental Facility (A) each of the representations and warranties made by the Credit Parties in or pursuant to the Credit Documents shall be true and correct in all material respects, (B) Borrower is in compliance with each of the financial covenants contained in subsection 8.9 (with respect to Incremental Term Loans made in connection with the G-Force Acquisition, after giving effect to the amendments set forth in Section 11 of the Third Amendment) on a Pro Forma Basis and set forth in an Officer’s Certificate delivered to the Administrative

Agent, based on financial projections of Borrower and its Subsidiaries attached to such certificate which have been prepared on a Pro Forma Basis giving effect to any Borrowing made hereunder on such date and the consummation of any related transaction and (C) no Default or Event of Default shall have occurred and be continuing or be caused by the incurrence of the Incremental Facility. Notwithstanding anything to the contrary, the making of Incremental Term Loans under the GF Incremental Term Loan Commitment shall not be made until the satisfaction or waiver of the conditions set forth in subsection 6.3 hereof.”

SECTION 4. Amendment to subsection 3.2. Subsection 3.2 is hereby amended by inserting “(a)” at the beginning of the existing text thereof and inserting a new clause (b) which reads in its entirety:

“(b) Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Non-Funding Lender) a commitment fee from and including the Third Amendment Date, to but excluding December 29, 2006 computed at the rate of 1% per annum on the amount of the undrawn GF Incremental Term Commitment of such Lender during the period for which payment is made (whether or not Borrower shall have satisfied the applicable conditions for borrowing set forth in Section 6). Such commitment fee shall be payable in arrears on September 29, 2006 and December 29, 2006 for the actual number of days elapsed over a 365- or 366-day year.”.

SECTION 5. Amendment to subsection 4.3(c). Clause (c) of subsection 4.3 is hereby amended by deleting it in its entirety and substituting the following therefor:

“(i) The Tranche A Term Loan Commitments, the Tranche B-1 Term Loan Commitments and any Incremental Term Commitments shall be automatically and permanently reduced upon the making of a Tranche A Term Loan, Tranche B-1 Term Loan or Incremental Term Loan, as the case may be, by the amount of such Loan, (ii) to the extent the GF Incremental Term Commitments remain outstanding at 5:00 p.m. New York City time on December 29, 2006, the GF Incremental Term Commitments shall automatically terminate at such time, (iii) Borrower shall have the right at any time subsequent to the Third Amendment Date to terminate or permanently reduce the GF Incremental Term Commitment and (iv) the Incremental Term Commitments under any Incremental Facility other than the GF Incremental Term Commitments shall be terminated effective as of the day after the effective date of the Incremental Loan Amendment relating thereto”.

SECTION 6. Amendment to Subsection 4.12(c). Subsection 4.12(c) is hereby amended by deleting it in its entirety and substituting the following therefor:

“If any Lender (a “Non-Funding Lender”) has (x) failed to make a Revolving Credit Loan or a Tranche B-1 Term Loan in respect of its GF Incremental Term Commitment required to be made by it hereunder, and the Administrative Agent has determined that such Lender is not likely to make such Revolving Credit Loan or Tranche B-1 Term Loan or (y) given notice to Borrower or the Administrative Agent that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Revolving Credit Loan or such Tranche B-1 Term Loan, in each case by reason of the provisions of the Financial Institutions Reform, Recovery and

Enforcement Act of 1989, as amended, or otherwise, (i) any payment made on account of the principal of the Revolving Credit Loans outstanding shall be made as follows:

(A) in the case of any such payment made on any date when and to the extent that, in the determination of the Administrative Agent, Borrower would be able under the terms and conditions hereof to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Section 6 to such reborrowing, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans of such Lenders; and

(B) otherwise, such payment shall be made on account of the outstanding Revolving Credit Loans held by the Lenders pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans; and

(ii) any payment made on account of interest or commitment fee on the Revolving Credit Loans or GF Incremental Term Commitments shall be made pro rata according to the respective amounts of accrued and unpaid interest or commitment fees due and payable on the Revolving Credit Loans or GF Incremental Term Commitments with respect to which such payment is being made. Borrower agrees to give the Administrative Agent such assistance in making any determination pursuant to subparagraph (i)(A) of this paragraph (c) as the Administrative Agent may reasonably request. Any such determination by the Administrative Agent shall be conclusive and binding on the Lenders.

SECTION 7. Amendment to Subsection 5.21. Subsection 5.21 is hereby amended by deleting it in its entirety and substituting the following therefor:

“Borrower will use the proceeds of (i) the Tranche B-1 Term Loans made on the Amendment and Restatement Date to repay in full Borrower’s Tranche B Term Loan under the Original Credit Agreement, (ii) the Tranche B-1 Term Loan made in respect of the GF Incremental Term Commitment to finance the G-Force Acquisition and pay related fees and expenses and (iii) all Revolving Credit Loans after the Closing Date for Permitted Acquisitions, working capital and general corporate purposes.

SECTION 8. Amendment to Subsection 6.3. Subsection 6.3 is hereby amended by deleting it in its entirety and substituting the following therefor:

“Conditions to Tranche B-1 Term Loans made in respect of the GF Incremental Term Commitment. The obligation of each Lender to make its Tranche B-1 Term Loans made in respect of the GF Incremental Term Commitment are subject to the satisfaction, or waiver by such Lender (provided that clauses (f), (g), (l) and (u) below may be waived by the Joint Lead Arrangers, in their sole discretion), immediately prior to or concurrently with the making of such Loans of each of the conditions in subsections 2.1(e) and 6.2 and the following conditions:

(a) Agreement; Notes. The Administrative Agent shall have received for the account of each GF Incremental Term Lender requesting the same pursuant to subsection 4.16(e), a Tranche B-1 Term Note, conforming to the requirements of this Agreement and executed by a duly authorized officer of Borrower.

(b) Transactions. (i) The G-Force Acquisition Documents shall be in full force and effect. The Joint Lead Arrangers and Administrative Agent shall have received copies, certified by Borrower, of all material filings made with any Governmental Authority in connection with the G-Force Acquisition. The G-Force Acquisition shall have been (or shall be contemporaneously) consummated in all material respects in accordance with the terms hereof and the G-Force Asset Purchase Agreement (without the waiver or material amendment of any material condition by any party thereto unless consented to by the Joint Lead Arrangers and the Required Lenders); it being understood that less than 100% (but not less than 90%) of the G-Force System may be acquired on the G-Force Acquisition Closing Date pursuant to the G-Force Asset Purchase Agreement. Each of the parties thereto shall have complied in all material respects with all terms, conditions and covenants set forth in the G-Force Acquisition Documents to be complied with by it on or prior to the date hereof (without the waiver of performance under or amendment of any of the material terms thereof unless consented to by the Joint Lead Arrangers, which consent shall not be unreasonably withheld).

(c) Lien Searches; Lien Perfection. (i) The Administrative Agent shall have received the results of a search of UCC, tax and judgment filings, each of a recent date, made with respect to the G-Force System and Atlantic Broadband (SC), LLC in the jurisdictions set forth on Schedule 6.3(c)(i) to the Third Amendment, together with copies of financing statements disclosed by such searches and such searches shall disclose no Liens on any assets encumbered by any Security Document, except for Liens permitted hereunder or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens, (ii) the Administrative Agent shall have the results of intellectual property searches described on Schedule 6.3(c)(ii) to the Third Amendment, together with copies of Liens disclosed thereby and such searches shall disclose no Liens on any intellectual property owned by the G-Force System or Atlantic Broadband (SC), LLC and encumbered by any Security Document except for Liens permitted hereunder or if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens and (iii) the Administrative Agent shall have received duly executed financing statements on Form UCC-1 (or UCC-2, if appropriate) and other instruments in appropriate form for filing under the UCC, necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents.

(d) Guarantee and Security Agreement Deliveries. The Administrative Agent shall have received (i) joinder agreements to the Subsidiary Guarantee and the Security Agreement joining Atlantic Broadband (SC), LLC as Subsidiary Guarantor and Pledgor, respectively, (ii) certificates representing 100% of all issued and outstanding Capital Stock of Atlantic Broadband (SC), LLC, and undated instruments of transfer for each certificate, executed in blank and delivered by a duly authorized officer of the applicable pledgor, (iii) all intercompany notes evidencing loans made by Atlantic Broadband (SC), LLC to any other Credit Party or any other Subsidiary, together with instruments of transfer or assignment executed in blank with respect thereto and (iv) each of the Security

Documents to which Atlantic Broadband (SC), LLC shall become a party shall have been executed and delivered by each of the proper parties thereto.

(e) Consents and Approvals. All material consents and approvals required to be obtained from any Governmental Authority or other Person in connection with the G-Force Acquisition (it being agreed that with respect to the approvals required to transfer control of the franchises as a result of the Transactions, only approvals to transfer franchises in which 90% of the EBUs (as defined in the G-Force Asset Purchase Agreement) are located are necessary) shall have been obtained, and all applicable waiting periods and appeal periods shall have expired and there shall be no governmental or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the G-Force Acquisition. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the making of Loans.

(f) Landlord Lien Waivers. With respect to each Leased Property identified on Schedule 6.3(f) to the Third Amendment, the Administrative Agent shall have received (i) to the extent reasonably requested by the Administrative Agent, a landlord lien waiver and access agreement substantially in the form of Exhibit K to the Original Credit Agreement or Bailee Letter, with such changes as shall be reasonably acceptable to the Administrative Agent and (ii) to the extent requested by the Administrative Agent, copies of leases assumed in connection with the G-Force Acquisition.

(g) Mortgaged Property. The Administrative Agent shall have received (i) a Mortgage with respect to each Mortgaged Property listed on Schedule 6.3(g) to the Third Amendment, executed and delivered by a duly authorized officer of Atlantic Broadband (SC), LLC, together with such certificates, affidavits, questionnaires, instruments or returns as shall be reasonably required in connection with filing or recordation thereof and to grant a perfected Mortgage Lien on such Mortgaged Property, (ii) such UCC-1 Financing Statements and other similar statements as are contemplated by such Mortgage, (iii) policies or certificates of insurance as reasonably required by the Mortgage relating thereto, which policies or certificates shall comply with the insurance requirements contained in subsection 7.5, (iv) evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgage, (v) a Lender’s title policy with respect to each such Mortgage paid for by a Credit Party, issued by Title Company, together with such endorsements (including, without limitation, “tie-in” or “cluster”, first loss, last dollar, usury, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, zoning (provided that with respect to zoning, Borrower may, in lieu of such endorsement, deliver a zoning compliance letter prepared by the appropriate Governmental Authority or a zoning and site requirement summary report prepared by the Planning and Zoning Resource Corporation or other similar service reasonably acceptable to the Administrative Agent) and so-called comprehensive coverage over covenants and restrictions), coinsurance and reinsurance as may be reasonably requested by the Administrative Agent and provided that such endorsements are available in a given jurisdiction, in form and substance reasonably acceptable to the Administrative

Agent, insuring the Mortgage as a first Lien on the relevant Mortgaged Property and subject only to Permitted Encumbrances and such other Liens expressly agreed to by the Administrative Agent (a “Title Policy”), (vi) such consents, approvals, estoppels, tenant subordination agreements or other instruments as shall be necessary or appropriate in the reasonable judgment of the Administrative Agent in order for the owner or holder of the Fee Property or Leased Property constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property and (vii) a Survey with respect to such Mortgaged Property.

(h) Legal Opinions. The Administrative Agent shall have received, dated the G-Force Acquisition Closing Date and addressed to the Administrative Agent, the Joint Lead Arrangers and the Lenders, (i) an opinion of Kirkland & Ellis LLP, New York counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent and (ii) an opinion of such local counsel in South Carolina in form and substance reasonably satisfactory to the Administrative Agent.

(i) Closing Certificate. The Administrative Agent and the Joint Lead Arrangers shall have received a closing certificate of Atlantic Broadband (SC), LLC dated the G-Force Acquisition Closing Date, in substantially the form of Exhibit M to the Original Credit Agreement, with appropriate insertions and attachments, in form and substance reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers, executed by the President or any Vice President and the Secretary or any Assistant Secretary (or other appropriate officers or representatives) of Atlantic Broadband (SC), LLC.

(j) Solvency Certificate. The Administrative Agent and Joint Lead Arrangers shall have received an Officers’ Certificate of Borrower, in form and substance satisfactory to the Administrative Agent and Joint Lead Arrangers, together with such other evidence reasonably requested by the Lenders, confirming the Solvency of each Holdings, Borrower and its Subsidiaries on a consolidated basis after giving effect to the consummation of the G-Force Acquisition.

(k) Insurance. The Administrative Agent shall have received (i) a schedule describing all insurance (including but not limited to risk property insurance, business interruption insurance, comprehensive general liability insurance, workers’ compensation/employer’s liability insurance, automobile liability insurance and excess/umbrella liability insurance) maintained by Borrower and its Subsidiaries pursuant to subsection 7.5 and (ii) binders (or other customary evidence as to the obtaining and maintenance by Borrower of such insurance at the G-Force Acquisition Closing Date) for each policy set forth on such schedule insuring against casualty and other customary risks and naming the Administrative Agent as an additional insured and/or loss payee.

(l) Control Agreements. The Administrative Agent shall have received a Control Agreement, substantially in the form of Exhibit N to the Original Credit Agreement, duly authorized, executed and delivered by the parties thereto, with respect to each Deposit Account, Securities Account and Commodities Account maintained by Atlantic Broadband (SC), LLC and denoted on the perfection certificate supplement delivered pursuant to subsection 6.3(m) as a Concentration Account (as defined in the Security Agreement).

(m) Perfection Certificate Supplement. The Administrative Agent shall have received a perfection certificate, substantially in the form of Exhibit O-1 to the Original Credit Agreement, duly authorized, executed and delivered by Borrower and otherwise reasonably satisfactory to the Administrative Agent and the Joint Lead Arrangers.

(n) Material Adverse Effect. Since December 31, 2005, there shall not have occurred any material adverse change or any event, circumstance or occurrence that could reasonably be expected to result in a material adverse change in the business, assets, results of operations, condition (financial or otherwise) or liabilities (contingent or otherwise) of Holdings and its subsidiaries, taken as a whole (after giving effect to the GF Acquisition).

(o) Officer’s Certificate. The Administrative Agent shall have received an Officer’s Certificate of Borrower, dated the Closing Date, (w) to the effect set forth in subsections 6.2(a) and (b), (x) to the effect set forth in subsection 2.1(e)(ii), and (y) to the effect that all conditions precedent to the making of the Tranche B-1 Term Loans with respect to the GF Incremental Term Commitment (except any such condition precedent the satisfaction of which is to be satisfactory to, or subjectively determined by, the Administrative Agent, the Joint Lead Arrangers or any other Agent or Lender) have been satisfied or waived.

(p) Ratio of Debt to EBITDA. The Lenders shall have received satisfactory evidence (including satisfactory supporting schedules and other data) that the ratio of (A) pro forma Consolidated Indebtedness to (B) pro forma Consolidated EBITDA of Holdings, Borrower and its Subsidiaries calculated in a manner reasonably acceptable to the Agents and after giving effect to the G-Force Acquisition for the last two fiscal quarters ended immediately prior to the G-Force Acquisition Closing Date for which financial statements are available multiplied by two, was not greater than 7.00:1.00.

(q) Corporate Documents. The Lenders shall have received (i) a copy of the certificate of formation of Atlantic Broadband (SC), LLC, certified as of a recent date by the Secretary of State of Delaware, together with certificates of such official attesting to its good standing; and (ii) an Officer’s Certificate of Atlantic Broadband (SC), LLC executed on its behalf by the Secretary or an Assistant Secretary of such Credit Party certifying (A) the names and true signatures of each officer of Atlantic Broadband (SC), LLC who has been authorized to execute and deliver any Credit Document or other document required hereunder to be executed and delivered by or on behalf of Atlantic Broadband (SC), LLC, (B) the operating agreement of Atlantic Broadband (SC), LLC as in effect on the date of such certification, (C) the resolutions of Atlantic Broadband (SC), LLC’s Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of each of the Credit Documents to which it is a party and (D) that there have been no changes in the certificate of formation of Atlantic Broadband (SC), LLC from the certificate of formation delivered pursuant to clause (i) above.

(r) Financial Statements. The Lenders shall have received (i) the balance sheets of the G-Force System at December 31, 2004 and 2005 and each fiscal quarter ended after December 31, 2005 and ending 60 days before the G-Force Acquisition Closing Date and related statements of income for the two year period ended December 31, 2005 and each fiscal quarter ended after December 31, 2005 and ending 60 days prior to the G-Force Acquisition Closing Date and consolidated balance sheets and related statements of income of the G-Force System for each fiscal month after March 31, 2006 and ended 60 days before the G-Force Acquisition Closing Date and (ii) the pro forma un-audited consolidated balance sheet of Borrower, in each case no later than seven Business Days before the G-Force Acquisition Closing Date and such financial statements shall not be materially inconsistent (other than changes occurring in the ordinary course of business) with the financial statements or, in the case of any pro forma financial information, projections previously provided to the Lenders except for changes occurring in the ordinary course of business. All financial statements for the years ended December 31, 2004 and 2005 shall have been audited and all other financial information required to be provided under this clause (r) may be unaudited.

(s) Fees. The Agents shall have received all costs, fees, expenses (including, without limitation, the fees and expenses of Cahill Gordon & Reindel LLP) and other consideration presented for payment required to be paid on or before the Closing Date.

(t) PATRIOT Act. The Lenders shall have received, sufficiently in advance of the funding of the GF Incremental Term Loans, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

(u) Mortgage Amendments. (i) With respect to each Mortgage encumbering Mortgaged Property described in clauses (a) and (b) of the definition thereof, an amendment thereof (each a “Mortgage Amendment”) in form and substance reasonably acceptable to the Administrative Agent, duly executed and acknowledged by the applicable Credit Party, and in form for recording in the recording office where each such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(ii) with respect to each Mortgage Amendment, a copy of the existing Title Policy relating to the Mortgage encumbering such Mortgaged Property assuring the Administrative Agent that the Mortgage, as amended by the Mortgage Amendment is a valid and enforceable first priority lien on such Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties free and clear of all defects and encumbrances and liens except as expressly permitted by subsection 8.2 of the Original Credit Agreement or by the Administrative Agent, and such Title Policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent; and

(iii) with respect to each Mortgage Amendment, opinions of local counsel to the Credit Parties, which opinions (x) shall be addressed to each Agent and each of the

Lenders, (y) shall cover the enforceability of the respective Mortgage as amended by the Mortgage Amendment and such other matters incident to the transactions contemplated herein as the Agents may reasonably request and (z) shall be in form and substance reasonably satisfactory to the Agents.

(v) Each of the Guarantors shall execute and deliver a reaffirmation agreement pursuant to which they shall each reaffirm their guaranty under the applicable Guarantee.

For purposes of determining compliance with the conditions specified in subsection 6.3, each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received notice from such Lender prior to the initial extension of credit hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s pro rata share of such extension of credit.

SECTION 9. Amendment to Subsection 8.6. Clause (i) of Subsection 8.6 is hereby amended by deleting it in its entirety and substituting the following therefor:

“the G-Force Acquisition;”.

SECTION 10. Amendment to Subsection 8.7. The relevant portion of the table set forth in Subsection 8.7 is hereby amended and restated in its entirety as follows:

Fiscal Year or Period	Base Amount
Closing Date - December 31, 2004	$33,000,000
2005	$36,000,000
2006	$45,000,000
2007	$45,000,000
2008 - Tranche B-1 Maturity Date	$40,000,000

SECTION 11. Amendment to subsection 8.9. Clauses (A), (B), (C) and (D) of subsection 8.9 are hereby amended and restated in their entirety as follows:

(A) Total Leverage Ratio. At any time during any period set forth below, permit the Total Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Ratio
Closing Date to December 31, 2004	7.90
January 1, 2005 to March 31, 2005	7.80
April 1, 2005 to June 30, 2005	7.70
July 1, 2005 to September 30, 2005	7.40
October 1, 2005 to March 31, 2007	7.00
April 1, 2007 to June 30, 2007	6.85
July 1, 2007 to September 30, 2007	6.50
October 1, 2007 to March 31, 2008	6.25
April 1, 2008 to June 30, 2008	6.00
July 1, 2008 to September 30, 2008	5.50
October 1, 2008 to December 31, 2008	5.25
January 1, 2009 to June 30, 2009	5.00
July 1, 2009 to September 30, 2009	4.75
October 1, 2009 to Tranche B-1 Maturity Date	4.50

(B) Senior Leverage Ratio. At any time during any period set forth below, permit the Senior Leverage Ratio to be greater than the ratio set forth below opposite such period:

Period	Ratio
Closing Date to December 31, 2004	5.60
January 1, 2005 to March 31, 2005	5.45
April 1, 2005 to June 30, 2005	5.30
July 1, 2005 to September 30, 2005	5.15
October 1, 2005 to June 30, 2007	5.00
July 1, 2007 to September 30, 2007	4.75
October 1, 2007 to December 31, 2007	4.50
January 1, 2008 to June 30, 2008	4.25
July 1, 2008 to September 30, 2008	4.00
October 1, 2008 to December 31, 2008	3.75
January 1, 2009 to March 31, 2009	3.50
April 1, 2009 to June 30, 2009	3.25
July 1, 2009 to September 30, 2009	3.00
October 1, 2009 to Tranche B-1 Maturity Date	2.75

(C) Interest Coverage. For any two consecutive fiscal quarters ending on the dates or during any period set forth below (as applicable), permit the Consolidated Interest Coverage Ratio to be less than the ratio set forth below opposite such period:

Period	Ratio
June 30, 2004 to September 30, 2004	1.50
October 1, 2004 to September 30, 2005	1.60

Period	Ratio
October 1, 2005 to June 30, 2008	1.75
July 1, 2008 to March 31, 2009	2.00
April 1, 2009 to September 30, 2009	2.25
October 1, 2009 to Tranche B-1 Maturity Date	2.50

(D) Fixed Charge Coverage Ratio. For any two consecutive fiscal quarters ending on the dates or during any period set forth below (as applicable), permit the Consolidated Fixed Charge Coverage Ratio to be less than the ratio set forth below opposite such period:

Period	Ratio
December 31, 2005 to September 30, 2008	1.00
October 1, 2008 to December 31, 2008	1.05
January 1, 2009 to March 31, 2009	1.10
April 1, 2009 to June 30, 2009	1.15
July 1, 2009 to September 30, 2009	1.20
October 1, 2009 to Tranche B-1 Maturity Date	1.25

SECTION 12. Amortization. Pursuant to subsection 4.6(b)(ii), if made, the Tranche B-1 Term Loans made in respect of the GF Incremental Term Commitment shall amortize on a pro rata basis with the existing Tranche B-1 Term Loans in accordance with the schedule set forth in subsection 4.6(b)(i).

SECTION 13. Tranche B-1 Term Loans. If Tranche B-1 Term Loans made in respect of the GF Incremental Term Commitment are made, they shall thereafter be Tranche B-1 Term Loans for all purposes under the Agreement unless expressly stated otherwise or the context otherwise requires. All Tranche B-1 Term Loans shall mature on the Tranche B-1 Maturity Date.

SECTION 14. Representations and Warranties. The Borrower represents and warrants to the Administrative Agent and to each of the Lenders that:

A. This Amendment has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of each Loan Party party hereto, enforceable against such Loan Party in accordance with its terms;

B. After giving effect to this Amendment, the representations and warranties set forth in Section 5 of the Credit Agreement or which are contained in any other Credit Document are true and correct on and as of the date hereof (with the same effect as if made on and as of the date hereof) except to the extent such representations and warranties expressly relate to an earlier date; and

C. After giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

SECTION 15. Conditions. This Amendment shall become effective as of August 23, 2006, when (a) the Joint Lead Arrangers shall have received counterparts of this Amendment that, when taken together, bear the signatures of each of the Credit Parties, the Required Lenders and each Lender providing a GF Incremental Term Commitment, (b) the representations and warranties set forth in Section 14 hereof are true and correct and (c) all other fees and expenses required to be paid or reimbursed by the Borrower pursuant hereto or to the Credit Agreement or otherwise, including all invoiced fees and expenses of counsel to the Joint Lead Arrangers, shall have been paid or reimbursed, as applicable; provided, however, that the amendments set forth in Sections 1(A), 10 or 11 of this Amendment shall not become operative until the G-Force Acquisition is consummated and each of the conditions to borrowing under the Requested Incremental Term Commitment in subsection 6.3 of the Credit Agreement (as amended hereby) have been satisfied.

SECTION 16. Credit Agreement. Except as specifically amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. After the date hereof, any reference to the Credit Agreement in any Credit Document shall mean the Credit Agreement as modified hereby. This Amendment shall be a Credit Document for all purposes. This Amendment shall constitute an Incremental Loan Amendment.

SECTION 17. Applicable Law. This Amendment shall be governed by, and be construed in accordance with, the laws of the State of New York.

SECTION 18. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed signature page to this Amendment by facsimile transmission or Adobe “pdf” file shall be effective as delivery of a manually signed counterpart of this Amendment.

SECTION 19. Expenses. The Borrower agrees to reimburse the Joint Lead Arrangers for its out-of-pocket expenses in connection with this Amendment, including the fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Joint Lead Arrangers.

SECTION 20. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first written above.

ATLANTIC BROADBAND FINANCE, LLC

By:	/s/ Patrick Bratton
	Name:	Patrick Bratton
	Title:	Chief Financial Officer

ATLANTIC BROADBAND HOLDINGS I, LLC

By:	/s/ Patrick Bratton
	Name:	Patrick Bratton
	Title:	Chief Financial Officer

ATLANTIC BROADBAND MANAGEMENT, LLC
ATLANTIC BROADBAND (MIAMI), LLC
ATLANTIC BROADBAND (DELMAR), LLC
ATLANTIC BROADBAND (PENN), LLC
ATLANTIC BROADBAND FINANCE, INC.
ATLANTIC BROADBAND (SC), LLC

By:	/s/ Patrick Bratton
	Name:	Patrick Bratton
	Title:	Chief Financial Officer

MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
As Joint Lead Arranger

By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President

MERRILL LYNCH CAPITAL CORPORATION

By:	/s/ Stephanie Vallillo
	Name:	Stephanie Vallillo
	Title:	Vice President

CREDIT SUISSE SECURITIES (USA) LLC, As Joint Lead Arranger

By:	/s/ Laurie Sivaslian
	Name:	Laurie Sivaslian
	Title:	Managing Director

SOCIÉTÉ GÉNÉRALÉ,
Individually and as Administrative Agent

By:	/s/ Mark Vigil
	Name:	Mark Vigil
	Title:	Managing Director